Exhibit 4.4

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of January 7, 2016 by and among Zymeworks Inc., a corporation existing under the Canada Business Corporations Act (the “Company”), and each of the investors listed on Schedule A-1 and Schedule A-2 hereto (each an “Investor”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) possess registration rights, information rights, rights of first offer, and other rights pursuant to the Investor Rights Agreement among the Company, Eli Lilly and Company (“Eli Lilly”) and CTI Life Sciences Fund, L.P. (“CTI”), dated as of October 22, 2014, the Investor Rights Agreement between the Company and Fonds de solidarité des travailleurs du Québec (F.T.Q.) (“Fonds”), dated December 18, 2014, the Investor Rights Agreement between the Company and Celgene Alpine Investment Co. LLC (“Celgene”), dated December 24, 2014, and the Second Amended and Restated Qualification and Registration Rights Agreement between the Company and CTI, dated June 16, 2011 (collectively, the “Prior Agreements”);

WHEREAS, each of the Existing Investors desire to terminate the Prior Agreements in their entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under their respective Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Class A Preferred Share Purchase Agreement of even date herewith between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, the Existing Investors and the Company.

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreements shall be superseded and replaced in their entirety by this Agreement, and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person, any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, if such Person is a partnership, any partner of such Person, or, in the case of Fonds, (i) a regional solidarity fund, a specialized fund or any other Person which Fonds represents to be a member of its network or (ii) any Person to which Fonds assigns all or part of its assets in the event that such assignment covers the Registrable Securities and other assets of Fonds in the context of a reorganization of all or part of the activities or the portfolio of Fonds. A Person will be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and the term “controlled” will have a similar meaning; provided, however, that no party to this Agreement will be considered to be an Affiliate of any other party to this Agreement for purposes of this Agreement.

1.2 “Articles” means the articles of the Company within the meaning of the Canada Business Corporations Act.

1.3 “Class A Director” means any director of the Company that the holders of record of the Class A Preferred Shares are entitled to elect pursuant to the Voting Agreement (as defined in the Purchase Agreement).

1.4 “Class A Preferred Shares” means the Class A Preferred Shares in the capital of the Company.

1.5 “Common Shares” means the common shares in the capital of the Company.

1.6 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the development of therapeutics for the treatment of cancer, autoimmune and inflammatory diseases, but shall not include (a) Eli Lilly or any Affiliate of Eli Lilly, (b) Celgene or any Affiliate of Celgene or (c) any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than 20% of the outstanding equity of such Person and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of such Person.

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other Canadian or U.S. federal, provincial or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any Canadian provincial or U.S. state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any Canadian provincial or U.S. state securities law.

1.8 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Shares, including options and warrants.

1.9 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an option, share purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered.

1.11 “Form S-1” means such form or Form F-1 (if the Company qualified as a foreign private issuer, as defined in Rule 405 of Regulation C under the Securities Act), each under the Securities Act as in effect on the date hereof or any successor registration forms under the Securities Act subsequently adopted by the SEC.

1.12 “Form S-3” means such form or Form F-3 (if the Company qualified as a foreign private issuer, as defined in Rule 405 of Regulation C under the Securities Act), each under the Securities Act as in effect on the date hereof or any registration forms under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.13 “GAAP” means generally accepted accounting principles in the United States.

1.14 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.15 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, registered domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.16 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.17 “IPO” means the Company’s first firm-commitment underwritten public offering of its Common Shares pursuant to an effective registration statement under the Securities Act that are listed on the Nasdaq National Stock Market or New York Stock Exchange.

1.18 “Key Employee” means any executive-level employee (including, division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.19 “Major Investor” means (a) any Investor identified on Schedule A-1 to this Agreement; and (b) any Investor (i) identified on Schedule A-2 to this Agreement and (ii) that, individually or together with such Investor’s Affiliates, holds at least 408,163 shares of Registrable Securities (as adjusted for any share split, share dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.20 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities. For clarity, New Securities shall include any Class A Preferred Shares sold by the Company at any Additional Closing (as defined in the Purchase Agreement).

1.21 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.22 “Registrable Securities” means (a) the Common Shares issuable or issued upon conversion of the Class A Preferred Shares and (b) for the purposes of Subsections 2.2 through 2.13 hereof only (and for the avoidance of doubt such shares shall not be included for purposes of amendments, waivers or otherwise under Subsection 6.6) the Common Shares held as of the date hereof by the Investors listed on Schedule A-1; excluding in each case, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement.

1.23 “Registrable Securities then outstanding” means the number of shares determined by adding the number of outstanding Common Shares that are Registrable Securities and the number of Common Shares issuable (directly or indirectly) pursuant to then convertible securities that are Registrable Securities.

1.24 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b)2.12(b) hereof.

1.25 “SEC” means the U.S. Securities and Exchange Commission.

1.26 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.27 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.28 “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29 “Selling Expenses” means all underwriting discounts, selling commissions, and share transfer taxes, if any, applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Subsection 2.6.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) two years after the date of this Agreement or (ii) six months after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least 51% of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to the Registrable Securities then outstanding with anticipated aggregate offering price, net of Selling Expenses, of at least US$10 million, then the Company shall (x) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least US$2 million, then the Company shall (i) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors (the “Board of Directors”) it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than twice in any 12 month period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such 120 day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b) (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) if the Company has effected one registration pursuant to Subsection 2.1(b) within the six month period immediately preceding the date of such request; or (iii) if the Company has effected six registrations pursuant to Subsection 2.1(b). A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders and any registration effected pursuant to Subsection 2.1 of this Agreement )any of its Common Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Holders’ Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b) In connection with any offering involving an underwriting of shares in the capital of the Company pursuant to Subsection 2.1, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) held by persons not contractually entitled to registration are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 25% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Shares (or other securities) of the Company, from selling any securities included in such registration;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) if requested by any Selling Holder, (i) if no other statutory exemption is available from the requirement to obtain a receipt for a final prospectus filed in Quebec in order to permit the distribution outside of Quebec of the Registrable Securities held by such Selling Holder, assist such Selling Holder in making the required filings to seek exemptive relief from the Autorité des marchés financiers in respect of such distribution by such Selling Holder and pay for the expenses associated with such effort, not to exceed $5,000, on the condition that such Selling Shareholder agrees to use all reasonable efforts to obtain such exemption and to allow the Company to participate in all relevant discussions and review and comment upon all relevant documentation in connection therewith, and (ii) if such exemptive relief is denied by the Autorité des marchés financiers after having followed the procedures set forth in the preceding clause (i), obtain a receipt for a final prospectus filed in Quebec (which may, at the Company’s option, be the same prospectus pursuant to which the IPO is effected) that qualifies the distribution of the Registrable Securities held by such Selling Holder;

(f) notify in writing and on a timely basis the selling Holders, with respect to Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such registration statement, as then in effect, includes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and at the request of any such Holder, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities; such prospectus shall not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(g) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(h) cause appropriate officers of the Company to (i) attend any “road shows” and analyst and investor presentations scheduled in connection with such offering and (ii) cooperate as reasonably requested by the underwriters in the marketing of the Registrable Securities;

(i) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on the Nasdaq National Stock Market or New York Stock Exchange, as applicable depending on which such exchange similar securities issued by the Company are then listed;

(j) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(k) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(l) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed and also notify such Holders of any stop order issued or threatened by the SEC of which the Company is aware and use its commercially reasonable efforts to prevent the entry of such stop order or to promptly seek the removal of such stop order if entered and to promptly notify such Holders of the lifting or withdrawal of such order;

(m) without in any way limiting the types of registrations to which this Agreement applies, if the Company effects a “shelf registration” on Form S-1 or Form S-3 under Rule 415 promulgated under the Securities Act, take all necessary action, including the filing of post-effective amendments, to permit the Holders to include their Registrable Securities in such registration in accordance with the terms of this Agreement; and

(n) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses), not to exceed US $50,000, incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that (i) such expenses incurred by the Company pursuant to Section 2.2 shall not be subject to any limit and (ii) the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, employees and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any) who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; or (ii) would allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Shares or any other equity securities under the Securities Act on a registration statement on Form S-1, and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days in the case of the IPO, or such other period as may be reasonably requested by the Company or an underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports, and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors and all shareholders individually owning more than 2% of the Company’s outstanding Common Shares (after giving effect to conversion into Common Shares of all outstanding Class A Preferred Shares) are subject to substantially similar restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto.

2.12 Restrictions on Transfer.

(a) The Class A Preferred Shares and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Class A Preferred Shares and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument, or book entry representing (i) the Class A Preferred Shares, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any share split, share dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with one or all of the following legends substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) JANUARY 7, 2016 AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event (as each such term is defined in the Articles);

(b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c) the fifth anniversary of the IPO.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company:

(a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of shareholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP); and

(c) within sixty (60) days after the end of each fiscal year, the Company shall deliver to each Major Investor and its Affiliates (i) unaudited financial statements of the Company that contain the financial information necessary in order for each Major Investor and its Affiliates to prepare and file IRS Form 5471 with respect to the Company, (ii) a “PFIC Annual Information Statement” for the prior fiscal year containing the information required under Treasury Regulation 1.1295-1(g)(1), and (iii) such other information reasonably requested in writing as is reasonably necessary to allow each Major Investor and its Affiliates to complete its respective tax filings in the United States.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights. As long as Lumira Capital II, L.P. (“Lumira”), along with its Affiliates, owns any Class A Preferred Shares, the Company shall invite a representative of Lumira to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall, subject to such representative signing a confidentiality agreement with the Company in form and tenor acceptable to the Board of Directors, give such representative copies of all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner provided to such directors. The Company shall reimburse the Lumira representative for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. Notwithstanding the foregoing, the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons. The decision of the Board of Directors with respect to the privileged or confidential nature of such information shall be final and binding.

3.4 Notification of Certain Events. The Company shall provide notice (the “Event Notice”) to each of Eli Lilly and Celgene (the “Major Common Holders”) within three business days of (a) the Company’s receipt of a formal offer, as reflected in a term sheet, letter of intent or similar document (whether binding or nonbinding), from or on behalf of a third party to consummate or negotiate a Deemed Liquidation Event, the sale of at least 15% of the issued and outstanding shares in the capital of the Company to any pharmaceutical company, biotechnology company or medical device company (a “Competitor Sale”), or the sale of a majority of the Company’s assets or business related to a then-effective Collaboration Agreement to which such Major Common Holder is a party (a “Collaboration Asset Sale”), in each case with respect to which the Board of Directors elects to enter into formal negotiations; (b) the Board of Directors authorizing management (i) to enter into discussions with a third party specifically contemplating a Deemed Liquidation Event, a Competitor Sale or a Collaboration Asset Sale, or (ii) to engage an investment bank in preparation for a Deemed Liquidation Event, a Competitor Sale or a Collaboration Asset Sale; or (c) the Board of Directors engaging an investment bank for the purposes of preparing for, or otherwise authorizing the Company’s management to prepare for, an IPO. Without the prior written consent of each of the Major Common Holders entitled to notice pursuant to this Subsection 3.3, the Company hereby covenants not to effect any Deemed Liquidation Event, Competitor Sale, Collaboration Asset Sale or IPO during the 30 day period following delivery of the notification of such Event Notice to the applicable Major Common Holders. Nothing herein shall require the Company to disclose in such Event Notice the identity of any offeror or third party or any proposed or contemplated terms if such disclosure would breach any confidentiality or similar obligation. For further clarity, the Company’s obligation to provide the Event Notice, subject to and as qualified by the immediately preceding sentence, shall not be limited by any confidentiality or similar obligation owed by the Company to any third party.

3.5 Termination of Covenants. The covenants set forth in Subsection 3.1, Subsection 3.2 and Subsection 3.3 shall terminate and be of no further force or effect upon the earlier of (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Articles, whichever event occurs first. The covenants set forth in Subsection 3.4 shall terminate and be of no further force or effect upon the earlier of (w) February 17, 2020, (x) immediately before the consummation of the IPO, (y) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (z) upon a Deemed Liquidation Event, as such term is defined in the Articles.

3.6 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.6 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.6, provided such prospective purchaser is not a Competitor of the Company, as determined by the Board of Directors in its sole discretion; (iii) to any Affiliate, partner, member, shareholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, no prior notice or other action shall be required by Fonds in respect of any private disclosure made by Fonds to the Autorité des Marchés Financiers of the Province of Québec in the course of its regular inspection of Fonds’ internal affairs and activities, provided that such inspection is not specifically related or targeted to the Company or Fonds’ investment therein.

4. Rights to Future Equity Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that each such Affiliate (x) is not a Competitor, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, (y) agrees to enter into this Agreement and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof), and (z) agrees to purchase at least such number of New Securities as are allocable hereunder to the Major Investor holding the fewest number of Class A Preferred Shares and any other Derivative Securities.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within 20 days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Shares then held by such Major Investor (including all Common Shares then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Class A Preferred Shares and any other Derivative Securities then held by such Major Investor) bears to the total Common Shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Class A Preferred Shares and other Derivative Securities). The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of 90 days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the 90 day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons (other than a Competitor) at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Articles), (ii) Common Shares issued in the IPO, or (iii) Equity Securities issued pursuant to the Company’s obligations under any collaboration, out-licensing or similar agreement entered into by the Company prior to the date hereof; provided, however, that in the event the Equity Securities issued pursuant to the Company’s obligations under any collaboration, out-licensing or similar agreement exceed ten percent (10%) of the Common Shares then issued, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Class A Preferred Shares and any other Derivative Securities, then each Major Investor will have the right, under procedures and timing similar to that set forth in Subsection 4.1 but conducted after closing of the issuance of such Exempted Securities, to purchase a number of Common Shares, at the same price, sufficient to allow such Major Investor and its Affiliates, collectively, to beneficially own, after the issuance of such Exempted Securities, the same percentage of the issued and outstanding shares of the capital of the Company (of all classes and series, whether common, preferred, special or otherwise, together with any other class or classes of shares of the capital of the Company which are hereafter created, including any shares or securities into which such shares may be converted or changed or which result from a consolidation, subdivision, reclassification or redesignation of such shares or securities) as such Major Investor and its Affiliates, collectively, beneficially owned prior to such issuance of Exempted Securities.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Articles of Incorporation, whichever event occurs first,.

5. Additional Covenants.

5.1 Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance, in the amount and on terms and conditions satisfactory to the Board of Directors (including the Class A Director) to be maintained until such time as the Board of Directors (including the Class A Director) determines that such insurance should be discontinued. Notwithstanding any other provision of this Subsection 5.1 to the contrary, for so long as the Class A Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least five (5) million US dollars unless approved by such Class A Director, and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Investors purchasing Class A Preferred Shares a certification that such a Directors and Officers liability insurance policy remains in effect.

5.2 Indemnification Agreement. The Company shall execute and deliver an Indemnification Agreement (as defined in the Purchase Agreement) in favor of each Designated Director (as defined in the Voting Agreement) elected to the Board of Directors from time to time.

5.3 Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a proprietary information and inventions assignment agreement.

5.4 Board Matters. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. The Company shall cause to be established, as soon as practicable, but in no event later than 90 days from the date of this Agreement as with respect to the formation of the Corporate Governance and Nominating Committee, and will maintain, (a) a Corporate Governance and Nominating Committee, which shall consist of the Class A Director, the then-serving Chief Executive Officer of the Company, one individual mutually acceptable to the other members of such Corporate Governance and Nominating Committee, which individually shall initially be Ken Galbraith, and the director that CTI has the right to designate to be elected to the Board of Directors pursuant to Section 1.2(a) of the Voting Agreement, (b) an Audit Committee, which shall be composed of a majority of non-management, independent directors, and (c) a Compensation Committee, which shall be composed of a majority of non-management, independent directors and the Class A Director. Following the date hereof, the Corporate Governance and Nominating Committee shall recommend to the Board of Directors a reduction of the authorized size of the Board of Directors and the Board of Directors shall recommend to the shareholders of the Company the restructuring of the Board as set forth in the Voting Agreement; provided, that the authorized size of the Board of Directors shall be no less than seven (7) directors and no more than nine (9) directors immediately prior to the IPO.

5.5 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Articles, or elsewhere, as the case may be.

5.6 No Grant of Right of First Refusal on New Securities. The Company shall not grant to any other investor, individual or entity (i) any rights of first refusal on New Securities or any other securities (or instrument or rights that are exercisable or convertible for securities) of the Company that in any way contradicts, restricts or impedes any Investor from exercising its right of first refusal in full as provided in Section 4 above, or (ii) any over-allotment right that reduces any Investor’s right to acquire any shares under this Agreement that other investors have not purchased under their rights of first refusal. Furthermore, each Investor agrees that any rights he, she or it has with respect to any rights of first refusal or over-allotment rights with respect to any New Securities or any other securities (or instrument or rights that are exercisable or convertible for securities) of the Company shall be of no further force and effect and such rights shall be superseded in their entirety by the rights of first refusal and over-allotment rights set forth in this Agreement.

5.7 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Articles or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

5.8 Right to Conduct Activities. The Company hereby agrees and acknowledges that certain Holders and their respective Affiliates invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, each such Holder and its respective Affiliates shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by each such Holder or its respective Affiliates in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of each such Holder or its respective Affiliates to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.9 Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Articles of Incorporation, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for share splits, share dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or shareholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement is governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A-1 or Schedule A-2 (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Cooley LLP, Attn: Michael Tenta, 3175 Hanover Street, Palo Alto, CA 94304-1130 and to Blake, Cassels & Graydon LLP, Attn: Joseph Garcia, Suite 2600 – 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the holders of at least 66 2/3% of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Subsection 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Subsection 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion; (b) Section 4 can only be amended, waived or modified with respect to a Major Investor upon the written consent of such Major Investor and (c) Subsections 1.6, 3.4 and 6.6(b) and (c) of this Agreement may not be amended or terminated and the observance of any term thereof may not be waived with respect to (A) Eli Lilly without the written consent of Eli Lilly or (B) Celgene without the written consent of Celgene. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect,

such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Shares. All Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Class A Preferred Shares after the date hereof, any purchaser of such shares of Class A Preferred Shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, all provisions of, rights granted and covenants made in the Prior Agreements are hereby terminated, waived, released and superseded in their entirety, and the Prior Agreements shall be deemed superseded and replaced in their entirety by this Agreement, and shall be of no further force or effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of British Columbia for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of British Columbia, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT

CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Independent Legal Advice. The Investors acknowledge having been advised to obtain independent legal advice with respect to entering into this Agreement, has obtained such independent legal advice or has expressly determined not to seek such advice, and that the Investors are entering into this Agreement with full knowledge of the contents hereof, of the Investors’ own free will and with full capacity and authority to do so.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ZYMEWORKS INC.

By:	/s/ Ali Tehrani
Dr. Ali Tehrani, President and CEO

Address: 1385 West 8th Avenue, Suite 540 Vancouver, BC, Canada V6H 3V9

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

BDC Capital Inc.

By:	/s/ Dion Madsen

Name and Title: Dion Madsen, Senior Managing Partner

By:	/s/ Ela Borenstein

Name and Title: Ela Borenstein, Managing Partner

Address:

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Perceptive Life Sciences Master Fund Ltd.

By:	/s/ James H Mannix

Name:	James H Mannix

Title:	C.O.O.

Address: 51 Astor Place 10th Floor New York, NY 10003 Attn: James H Mannix

Titan-Perc Ltd

By:	/s/ Darren Ross

Name:	Darren Ross

Title:	Director

Address: 750 Washington Blvd 10th floor Stamford CT 06901 Attn: Darren Ross

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Teralys Capital Innovation Fund L.P.

By:	/s/ Cedric Bisson
Cedric Bisson, Partner

By:	/s/ Eric Legault
Eric Legault, Partner

Teralys Capital Innovation Fund (International) L.P.

By:	/s/ Cedric Bisson
Cedric Bisson, Partner

By:	/s/ Eric Legault
Eric Legault, Partner

Address: 999, boul. de Maisonneuve O. Suite 1700 Montréal (Qc) H3A 3L4, Canada

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

NORTHLEAF VENTURE CATALYST FUND LP, by its manager, NORTHLEAF CAPITAL PARTNERS (CANADA) LTD.

By:	/s/ Stuart Waugh

Name:	Stuart Waugh

Title:	Managing Director & Managing Partner

By:	/s/ Michael Flood

Name:	Michael Flood

Title:	Managing Director

Address: 79 Wellington Street West 6th Floor, Box 120 Toronto, ON M5K 1N9

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

MTS Securities, LLC

By:	/s/ Mark Epstein

Name: Mark Epstein

Title: Senior Managing Director

Address: 623 Fifth Avenue 14th Floor New York, NY 10022

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Merlin Nexus IV, L.P.

By:	/s/ Dominique Semon

Name:	Dominique Semon

Title:	Managing Partner

Address: 424 West 33rd Street New York NY 10001 USA

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Lumira Capital II, L.P.
By: Lumira Capital GP, L.P., its general partner
By: Lumira GP Inc., its general partner

By:	/s/ Vasco Larcina

Name:	Vasco Larcina

Title:	VP Finance

By:	/s/ Peter Van Der Velden

Name:	Peter Van Der Velden

Title:	President

Lumira Capital II (International), L.P.
By: Lumira Capital GP, L.P., its general partner
By: Lumira GP Inc., its general partner

By:	/s/ Vasco Larcina
Name:	Vasco Larcina
Title:	VP Finance

By:	/s/ Peter Van Der Velden

Name:	Peter Van Der Velden

Title:	President

Address: 141 Adelaide St. West, Suite 770 Toronto, Ontario, M5H 3L5

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Fonds de solidarieté des travailleurs du Québec (F.T.Q.)

By:	/s/ Didier Leconte

Name:	Didier Leconte

Title:	Senior Director, Investments
Life Sciences

Address: 545 Crémazie Blvd. East, Suite 200 Montreal, QC H2M 2W4 Facsimile: (514) 383-2500

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Celgene Alpine Investment Co. LLC By: Celgene International Sàrl, its sole member

By:	/s/ Tuomo Tapani Patsi
Name:	Tuomo Tapani Patsi
Title:	President, EMEA

By:	/s/ Nakisa Serry
Name:	Nakisa Serry
Title:

Address:	Route de Perreux 1
2017 Boundry
Switzerland
Facsimile: +41 32 729 83 06

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

CTI Life Sciences Fund, L.P.

By:	/s/ Ken Pastor
Name:	Ken Pastor
Title:	General Partner

CTI Life Sciences Fund, L.P. By its general partner, CTI Partners, L.P. By its general partner, CTI General Partner, Inc.

Address:	1 Place Ville Marie, Suite 1050
Montreal, Quebec H3B 4S6

Attention:	Shermaine Tilley and Ken Pastor
Facsimile:	514-787-1620

Email:	stilley@ctisciences.com

With a copy to (which shall not constitute notice):

BCF LLP 25th Floor 1100 René-Levésque Blvd. West Montreal, Quebec H3B 5C9 Attention: Gino Martel Facsimile: 514-397-8515 Email: gino.martel@bcf.ca

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Eli Lilly and Company

By:	/s/ Derica W. Rice
Name:	Derica W. Rice
Title:	EVP, Global Services & CFO

Address:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attn: Senior Vice President, Corporate
Business Development
Facsimile: (317) 433-5053

and

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attn: General Counsel
Facsimile: (317) 433-3000

and

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attn: Corporate Financial Reporting
Facsimile: (317) 433-3000

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Brazyme LLC

By:	/s/ Vinzenz Ploerer

Name:

Title:

Address:

[SIGNATURE PAGE TO INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A-1

Investors

Name and Address

CTI Life Sciences Fund, LP

1 Place Ville Marie, Suite 1635

Montreal, Quebec H3B 2B6

Attention: Shermaine Tilley and Ken Pastor

Facsimile: 514-787-1620

Email: stilley@ctisciences.com

With a copy to (which shall not constitute notice):

BCF LLP

25th Floor

1100 René-Lévesque Blvd. West

Montreal, Quebec H3B 5C9

Attention: Gino Martel

Facsimile: 514-397-8515

Email: gino.martel@bcf.ca

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: Vice President, Corporate Business Development

Facsimile: (317) 651-3051

and

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: General Counsel

Facsimile: (317) 433-3000

and

Lilly Corporate Center

Indianapolis, Indiana 46285

Attn: Nicole Higgins, Corporate Financial Reporting

Facsimile: (317) 433-3000

Email:higginsni@lilly.com

Celgene Alpine Investment Co. LLC

Route de Perreux 1

2017 Boundry

Switzerland

Facsimile: +41 32 729 83 06

Fonds de solidarieté des travailleurs du Québec (F.T.Q.)

545 Crémazie Blvd. East, Suite 200

Montreal, QC

H2M 2W4

Facsimile: (514) 383-2500

BDC Capital Inc.

5 Place Ville Marie, Suite 400

Montreal, Quebec H3B 5E7

Attn: Dion Madsen

Lumira Capital II, L.P.

141 Adelaide St. West, Suite 770

Toronto, Ontario, M5H 3L5

Lumira Capital II (International), L.P.

141 Adelaide St. West, Suite 770

Toronto, Ontario, M5H 3L5

SCHEDULE A-2

Investors

Name and Address

Perceptive Life Sciences Master Fund Ltd

51 Astor Place 10th Floor

New York, NY 10003

Attn: James H Mannix

Titan-Perc Ltd

750 Washington Blvd 10th floor

Stamford CT 06901

Attn: Darren Ross

Brazyme LLC

155 Gibbs Street, Suite 406

Rockville, MD 20850

Merlin Nexus IV, L.P.

424 West 33rd Street

New York, New York 10001

Teralys Capital Innovation Fund L.P.

999, boul. de Maisonneuve O.

Suite 1700

Montréal (Qc) H3A 3L4, Canada

Teralys Capital Innovation Fund

(International) L.P.

999, boul. de Maisonneuve O.

Suite 1700

Montréal (Qc) H3A 3L4, Canada

Northleaf Venture Catalyst Fund LP

79 Wellington Street West

6th Floor, Box 120

Toronto, ON M5K 1N9

MTS Securities LLC

623 Fifth Avenue

14th Floor

New York, NY 10022